SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2013

American Locker Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-439	16-0338330
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2701 Regent Blvd., Suite 200

DFW Airport, Texas 75261

(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 329-1600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

American Locker Group Incorporated (the “Company”) issued a press release on April 2, 2013 announcing personnel changes among its senior management team. The press release is attached hereto as Exhibit 99.1.

(b) Effective April 2, 2013, Paul Zaidins resigned his position as President, Chief Executive Officer and Interim Chief Financial Officer of the Company to pursue other interests.

(c) Effective April 2, 2013, the Board of Directors of the Company appointed Anthony Johnston, a director, to serve as the Chairman of the Board and the Company’s Chief Executive Officer. John Harris, the former Chairman of the Board, will serve as the Vice Chairman of the Board going forward. Mr. Johnston, age 52, has served on the Company’s Board of Directors since February 2007. He has over 28 years of public company experience in both the manufacturing and service sectors. Previously, Mr. Johnston served as the Chief Financial Officer of Uniglobe Beacon Travel, a corporate travel management company based in Western Canada. Mr. Johnston was the principal owner of Okanagan Weight Loss Corp., a weight loss services company, from October 2008 until it was sold in 2011. From October 1996 until November 2007, he was a Senior Vice President with The Westaim Corporation, located in Calgary, Alberta, Canada, and during the period from 2002 to 2005, was President of iFire Technologies, a subsidiary of The Westaim Corporation. Prior to joining Westaim, Mr. Johnston spent 15 years with Canadian Airlines International in a variety of senior management and executive positions. Mr. Johnston serves on the boards of directors of two privately-held companies, ONETERRA Visa and Immigration Services and EssentialTalk Corporate Services.

Mr. Johnston will receive base compensation of $220,000 per year, which includes his compensation as Chairman of the Board of $20,000 but excludes any other compensation relating to his activities on the Board. Mr. Johnston will also be eligible for an annual incentive bonus of up to 50% of his base salary, as determined annually by the Compensation Committee and based upon the Company’s performance. Mr. Johnston also received options to purchase 80,000 shares of the Company’s common stock. The options vest in equal annual installments of 20,000 shares over the next four years. In addition, he received a $15,000 signing bonus, a vehicle allowance and reimbursement of certain relocation-related expenses. If Mr. Johnston’s employment is terminated without cause, he will be entitled to receive a severance payment equal to 12 months of his then current base compensation plus any incentive bonus earned for the year, and all of his stock options will immediately vest. If Mr. Johnston’s employment is terminated within 24 months of a change in control of the Company, he will be entitled to receive a severance payment equal to 24 months of his then current base compensation plus an amount equal to two times the incentive bonus he received for the previous year. In addition, all of his stock options will immediately vest and the Company will pay certain relocation expenses if Mr. Johnston relocates within 24 months of the date of termination. The key terms of Mr. Johnston’s compensation arrangements are described in the offer letter dated March 27, 2013, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

There is no family relationship between Mr. Johnston and any director or executive officer of the Company and there is no transaction between Mr. Johnston and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Also on April 2, 2013, the Board of Directors asked Stephen Slay, a consultant engaged by the Company in February 2013 to serve as its Vice President, Finance, to fulfill the role of the Company’s Chief Financial Officer. Mr. Slay, age 50, has over 25 years experience as an accounting and finance professional. From 2006 to 2012, Mr. Slay was with DRI Corporation, a public company headquartered in Dallas, Texas and served as its Corporate Controller, Chief Financial Officer and Chief Accounting Officer. Prior to DRI Corporation, Mr. Slay held senior accounting and finance positions at Axtive Corporation, McAfee, Inc., Zane Publishing, Inc., and Greyhound Lines, Inc., all located in the Dallas, Texas area. Mr. Slay started his career with the public accounting firm of Arthur Andersen & Company and is a 1985 graduate of the University of Oklahoma.

Mr. Slay’s engagement is governed by a professional services agreement pursuant to which he will be paid at the rate of $100 per hour for work performed. The agreement has an initial term of three months. After the end of the initial term, the services agreement may be terminated upon 30 days notice by either the Company or Mr. Slay, and the rate of pay and scope of work of Mr. Slay’s engagement may be renegotiated. The Company will indemnify Mr. Slay for any acts or omissions made in his capacity as an officer of the Company as though he formally held such title as an employee of the Company. The terms of Mr. Slay’s consulting arrangements are described in the professional services agreement dated February 25, 2013, a copy of which is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

There is no family relationship between Mr. Slay and any director or executive officer of the Company and there is no transaction between Mr. Slay and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Offer Letter dated April 2, 2013 addressed to Mr. Anthony Johnston

10.2	Professional Services Agreement dated February 25, 2013 by and between American Locker Group Incorporated and Stephen Slay

99.1	Press Release of American Locker Group Incorporated dated April 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED

Date: April 3, 2013	By:	/s/ Anthony Johnston
Anthony Johnston
Chairman of the Board and Chief Executive Officer